AMERICAN COMMUNITY BANCSHARES, INC.

SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

Effective October 1, 2007

AMERICAN COMMUNITY BANCSHARES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

This is the American Community Bancshares, Inc. Supplemental Executive Retirement Plan (the “Plan”), as adopted effective October 1, 2007. The Plan is intended to provide selected executives of American Community Bancshares, Inc. (the “Company”) with supplemental retirement benefits that are reflective of their special contributions to the success of the Company and that are competitive with the compensation of similarly-situated executive positions.

This Plan is intended to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(3) and 401(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is also intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE I. DEFINITIONS

When used herein, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

1.1. “Account” means the bookkeeping account maintained for each Participant on the books of the Company to which Company Allocations, and earnings and losses, thereon, are credited.

1.2. “Beneficiary” means the Participant’s spouse or other person or persons designated by the Participant in the manner prescribed by the Committee to receive his Account balance under the Plan, in the event of his death prior to full payment of his Account balance. If a Participant has no spouse and makes no effective Beneficiary designation, then the Participant’s Beneficiary shall be the Participant’s estate.

1.3. “Board” means the Board of Directors of the Company.

1.4. “Cause” means any of the following:

(a) commission by a Participant of a felony or crime of moral turpitude;

(b) conduct by a Participant in the performance of his duties which is illegal, dishonest, fraudulent or disloyal;

(c) the breach by a Participant of any fiduciary duty the Participant owes to the Company; or

(d) gross neglect of duty or poor performance by the Participant which is not cured to the reasonable satisfaction of the Company within 30 days of the Participant’s receipt of written notice from the Company advising the Participant of said gross neglect or poor performance.

1.5. “Change in Control” means:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (1) the then-outstanding shares of Stock (the “Outstanding Company Shares”) or (2) the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) of the Company (the “Outstanding Company Voting Securities”); provided that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company ; and (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates;

(b) individuals who, as of the day after the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company ‘s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) consummation of a merger or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), in each case unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Shares immediately prior to such Business Combination beneficially own, directly or indirectly, either (1) more than sixty percent (60%) of the Outstanding Company Voting Securities immediately following the consummation of the Business Combination or (2) in the event the Business Combination results in another corporation (“New Parent Corporation”) owning the Company or all or substantially all of the Company ‘s assets either directly or through one or more subsidiaries, more than sixty percent (60%) of the Outstanding Voting Securities of the New Parent Corporation; or

(d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.6. “Code” means the Internal Revenue Code of 1986, as amended, including any rules or regulations thereunder.

1.7. “Committee” means the individual or committee appointed by the Company to administer this Plan.

1.8. “Company” means American Community Bancshares, Inc. and any successor thereto.

1.9. “Company Allocation” means an amount allocated to the Participant’s Account in accordance with Section 3.1.

1.10. “Date of Participation” means the date an Employee becomes a Participant in the Plan, as set forth in Section 2.1.

1.11. “Disability” means any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, which renders the Participant unable to engage in any substantial activity, or, as a result of which the Participant is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The determination of whether the Participant’s physical or mental impairment satisfies the conditions set forth in this Section 1.11 shall be made under a disability insurance program covering employees of the Company; provided, however, that if the Participant is determined to be totally disabled by the Social Security Administration, his physical or mental impairment shall be deemed to satisfy the conditions of this Section.

1.12. “Effective Date” means October 1, 2007.

1.13. “Employee” means an executive employee of the Company.

1.14. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.16. “Good Reason” means the occurrence of any of the following events after a Change in Control:

(a) the assignment to the Participant of duties basically inconsistent with the Participant’s position, authority, duties or responsibilities or any other action by the Company which results in a significant diminution in such position, authority, duties;

(b) the Company’s requiring the Participant to be based at any office or location more than twenty-five (25) miles from the location of the Company’s headquarters at the time of the Change in Control;

(c) a reduction by the Company in the Participant’s rate of annual base salary; or

(d) the failure of the Company to obtain from a successor (including a successor to a material portion of the business or assets of the Company) a satisfactory assumption in writing of the Company’s obligations under this Plan.

1.17. “Investment Funds” means the investment vehicles selected by the Committee to be used as measurements for the returns on Participants’ Accounts, as provided in Article III.

1.18. “Participant” means an Employee who becomes a Participant as provided in Section 2.1.

1.19. “Plan” means the American Community Bancshares, Inc. Supplemental Executive Retirement Plan, as set forth herein and as it may be amended from time to time.

1.20. “Plan Year” means the three month period beginning on the Effective Date and ending on December 31, 2007, and each subsequent calendar year.

ARTICLE II. ELIGIBILITY AND PARTICIPATION

2.1 Participation. An Employee shall become a Participant upon his designation and approval for participation by the Board. Employees who have been designated and approved as Participants and their Dates of Participation are listed in Appendix A.

2.2 Cessation of Participation. A Participant shall cease to be a Participant on the earlier of the following dates: (a) the date of his termination of employment with the Company for any reason (or, if later, the date that the Participant no longer is employed by any other entity that is part of a controlled group with, or is under common control with, the Company, as those terms are defined in Code section 414), or (b) the date the Board determines that he shall no longer be a Participant. A Participant whose participation is terminated shall nevertheless remain entitled to receive the vested balance of his Account (as determined under Article IV) in accordance with Article VI, unless the termination of employment was due to a dismissal for Cause.

ARTICLE III. PARTICIPANTS’ ACCOUNTS

3.1 Company Allocation. The Company shall allocate to each Participant’s Account, as of the date or dates set out in Appendix A, the amount described in Appendix A.

3.2 Crediting of Accounts. Company Allocations under Section 3.1 shall be credited to the respective Accounts of the Participants for whom they are made as soon as practicable, as the Committee, in its discretion determines.

3.3 Investment Elections. In accordance with Article V, the Committee shall select Investment Funds to be used as measurements of investment returns on the Participants’

Accounts. A Participant may specify the percentage of Company Allocations to his Account to be credited with the investment returns earned by each such Investment Fund by filing an investment election form with the Committee in accordance with procedures established by the Committee. A Participant may change his Investment Fund selections in accordance with procedures established by the Committee. In addition, prior to the establishment of the Investment Funds, the Committee shall credit or debit a Participant’s Account with the investment returns determined by reference to a recognized index or a reasonable interest rate selected by the Committee in its discretion.

3.4 Crediting of Investment Returns to Accounts. The Committee shall credit or debit each of the Participant’s Account with the investment returns attributable to the balance of that Account, to the extent practicable, at the times such investment returns are credited or debited under the trust accounts established in accordance with Article V.

ARTICLE IV. VESTING

4.1 Vesting Schedule. Subject to the forfeiture provisions of Sections 4.2, a Participant shall become vested in his Account balance in accordance with the schedule set forth in Appendix B. In addition, a Participant shall become 100% vested in his Account balance on the first to occur of the following events:

(a) the Participant’s 62nd birthday, if the Participant is employed by the Company on such date;

(b) the Participant’s death, if the Participant dies while employed by the Company;

(c) the date the Participant sustains a Disability, if the Participant terminates employment with the Company on account of such Disability; and

(d) the occurrence of a Change in Control.

4.2 Termination by the Company for Cause. Notwithstanding Section 4.1 and the vesting schedule set forth in Appendix B, if a Participant is dismissed from employment for Cause, his entire Account shall be forfeited upon the date of his dismissal, unless and to the extent otherwise determined by the Committee in its absolute discretion.

ARTICLE V. FUNDING

5.1 Funding. The Company shall establish a grantor trust for the purpose of maintaining Participant Accounts. The trust so created shall conform to the basic terms of the model trust provided by the Internal Revenue Service as described in Revenue Procedure 92-64. Investment allocations shall be determined and maintained in accordance with Section 3.3. Notwithstanding the establishment of such trust, it is the intention of the Company and the Participants that the Plan shall be unfunded for tax purposes and for purposes of Title I of

ERISA. The Plan constitutes a mere promise by the Company to pay benefits in the future. To the extent that any Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE VI. PAYMENT OF BENEFITS

6.1 Retirement On or After Age 62. If a Participant retires or otherwise terminates employment on or after his 62nd birthday, he shall be paid the entire balance of his Account within 90 days after the date of such retirement or other termination in the manner determined under Section 6.7, except to the extent Section 6.8 applies and payment must be postponed. If, however, the Participant dies after such termination but before payment, his Beneficiary shall be paid the entire balance of his Account within 90 days after his death. Notwithstanding anything in Section 6.1 to the contrary, any payment under this Section 6.1 shall be subject to the forfeiture provisions of Sections 4.2.

6.2 Retirement On or After Age 55. If a Participant retires or otherwise terminates employment on or after his 55th birthday, he shall be paid the vested portion of his Account within 90 days after following the date of such retirement or other termination in the manner determined under Section 6.7, except to the extent Section 6.8 applies and payment must be postponed. The vested portion of his Account to be paid under this Section 6.2 shall be determined based upon the Participant’s attained age of his most recent birthday, in accordance with the schedule set forth in Appendix B. If, however, the Participant dies after such termination but before payment, his Beneficiary shall be paid the entire balance of his Account within 90 days after his death. Notwithstanding anything in this Section 6.2 to the contrary, any payment under this Section 6.2 shall be subject to the forfeiture provisions of Sections 4.2.

6.3 Termination of Employment on Account of Death. If a Participant’s employment terminates on account of death, his Beneficiary shall be paid the entire balance of his Account within 90 days following his death in the manner determined under Section 6.7.

6.4 Termination of Employment on Account of Disability. A Participant who terminates employment on account of Disability shall be paid the entire balance of his Account within 90 days after his termination of employment in the manner determined under Section 6.7, except to the extent payment must be postponed in accordance with Section 6.8.

6.5 Dismissal by the Company Other than for Cause. If a Participant is dismissed by the Company other than for Cause, he shall be paid the vested portion of his Account within 90 days after the date of such dismissal in the manner determined under Section 6.7, except to the extent Section 6.8 applies and payment must be postponed. The vested portion of his Account to be paid under this Section 6.5 shall be determined based upon the Participant’s attained age of his most recent birthday, in accordance with the schedule set forth in Appendix B. If the Participant dies after dismissal but before payment, his Beneficiary shall be paid such vested portion of his Account within 90 days after his death.

6.6 Resignation for Good Reason in Connection with a Change in Control. If a Participant resigns from employment with the Company for Good Reason after a Change in

Control, he shall be paid the entire balance of his Account within 90 days after the date of such resignation for Good Reason in the manner determined under Section 6.7, except to the extent Section 6.8 applies and payment must be postponed. If the Participant dies after such resignation for Good Reason but before payment, his Beneficiary shall be paid the entire balance of his Account within 90 days after his death. Any payment under this Section 6.1 shall be subject to the forfeiture provisions of Sections 4.2.

6.7 Form of Payment. All payments to a Participant (or a Participant’s Beneficiary, in the event of the Participant’s death) of the balance of the Participant’s Account shall be made in the form of a single cash lump sum, as of the date the Participant is entitled to receive the balance of his Account as determined under this Article VI. The Participant shall not be eligible to defer payment beyond the applicable date determined under this Article VI.

6.8 Postponement of Payments for Section 409A Compliance. Notwithstanding anything in this Article VI to the contrary, if at any time, a Participant is a “specified employee” (as determined for purposes of Code section 409A(2)(B)(i)) and the stock of the Company is publicly traded on an established securities market, payment to the Participant under this Article VI shall be postponed for six months in those circumstances and to the extent required by Code section 409A.

ARTICLE VII. ADMINISTRATION

7.1 Plan Interpretation. The Committee shall have the authority to interpret the Plan and to determine the amount and time of payment of benefits and other issues arising in the administration of the Plan, provided such determination is consistent with the requirements of the Plan and Section 409A of the Code and the regulations and other guidance issued by the Department of the Treasury thereunder. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Committee shall be final and conclusive for all Plan purposes.

7.2 Claims Procedure.

(a) Initial Determination. Upon presentation to the Committee of a claim for benefits under the Plan, the Committee shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Committee shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:

(1) the specific reason or reasons for the denial;

(2) specific references to pertinent provisions of the Plan on which the denial is based;

(3) description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4) a description of the Plan’s review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination.

If it is necessary to extend the period of time for making a decision beyond 90 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. In no event shall the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.

(b) Appeal Procedure. In the event of a denial of a claim, the claimant or his duly authorized representative may appeal such denial to the Committee for a full and fair review of the adverse determination. The claimant’s request for review must be in writing and made to the Committee within 60 days after receipt by the claimant of the written notification described in Section 7.2(a); provided, however, that such 60-day period shall be extended if circumstances so warrant. The claimant or his duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits, and may submit written comments, documents, records and other information relating to his claim, which shall be given full consideration by the Committee in its review. The Committee may, in its sole discretion, conduct a hearing. A request for a hearing made by the claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.

(c) Decision on Appeal. A recommendation on a request for review shall be made by the Committee to the Board, and a decision shall be made by the Board not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension. The Board’s decision on review, if adverse to the claimant, shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant.

(d) Arbitration. In the event that the Board’s decision on review is adverse to the claimant, the claimant or his duly authorized representative may appeal such decision by submitting a request for arbitration to the American Arbitration Association within 60 days after receipt by the claimant of the written notification described in Section 7.2(c).

Such appeal shall be adjudicated in Charlotte, North Carolina by a single independent arbitrator pursuant to the Employee Benefits Plan Claims Arbitration Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto and judgment may be entered in any court having jurisdiction. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the cost of the arbitrator.

ARTICLE VIII. MISCELLANEOUS

8.1 No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company nor limit the right of the Company to discharge any Participant.

8.2 Spendthrift Provisions. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit under the Plan.

8.3 Governing Law. The Plan is established under and will be construed according to the laws of the State of North Carolina (without regard to its conflict of laws provisions), to the extent that such laws are not preempted by ERISA and valid regulations promulgated thereunder.

8.4 Incapacity of Recipient. In the event a Participant is declared incompetent and a conservator or other person legally charged with the care of the person or the estate of such Participant is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to the conservator or other person legally charged with the care of such Participant. Except as provided in the preceding sentence, should the Committee, in its discretion, determine that a Participant is unable to manage his personal affairs, the Committee may make distributions to any person for the benefit of such Participant, provided the Committee makes a reasonable good faith judgment that such person shall expend the funds so distributed for the benefit of such Participant.

8.5 Taxes. Any taxes imposed upon a Participant as a result of his participation in the Plan shall be the sole responsibility of the Participant. The Company shall have the right to deduct from the Participant’s compensation or any payment made pursuant to this Plan any federal, state, local or other taxes required to be deducted or withheld from such compensation or payment, as the Committee may determine in its sole discretion.

8.6 Amendment or Termination. The Company reserves the right to amend or terminate the Plan by or pursuant to action of the Board when, in the sole opinion of the Company an amendment or termination is advisable. Any amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of the resolution. No amendment or termination of the Plan shall directly or indirectly deprive any Participant of all or any portion of the Participant’s Account considered to be vested under the Plan before the date of amendment or termination. Further, no amendment or termination of the Plan shall cause benefits under the Plan to be distributed except at the time and in the form provided under Article VI. Notwithstanding the preceding sentence, however, if the Plan is terminated under circumstances with respect to which an acceleration of benefit payments would be permitted under final regulations issued by the U.S. Department of Treasury under section 409A of the Code, the Company reserves the discretion to distribute benefits in accordance with the requirements of such regulations.

8.7 Entire Agreement. Except with respect to any retirement plan maintained or contributed to by the Company for the benefit of a substantial number of its full-time employees, this Plan constitutes the entire agreement and understanding between the Company and the Participants with respect to the provision of retirement benefits to the Participants.

8.8 Severability. If any provision of this Plan conflicts with the law under which the Plan is to be construed or is determined to be invalid or unenforceable by any court of competent jurisdiction or an arbitrator, such provision shall be deleted from the Plan and the Plan shall be construed to give full force and effect to the remaining provisions thereof.

8.9 Construction. The masculine gender shall include the feminine and the singular the plural, unless the context clearly requires otherwise.

To record its adoption of the Plan, the Company has caused its authorized officers to affix its corporate name and seal this 10th day of October, 2007.

AMERICAN COMMUNITY BANCSHARES, INC.

By:	/s/ Randy P. Helton

Title:	Chairman, President & CEO

Appendix A

Designated Participants

Participant Name	Date of Participation	Amount of Company Allocation
Randy Helton	October 1, 2007	$1,590,000

Appendix B

Early Retirement/Termination Payment Schedule

Attained Age at Early Retirement/Termination	Vested Percentage of Account
53	10%
54	20%
55	30%
56	40%
57	50%
58	60%
59	70%
60	80%
61	90%
62	100%